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                                                                    EXHIBIT 99.1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made this 20th day of December, 2002, by and among MONESSEN HEARTH SYSTEMS COMPANY a Kentucky corporation ("Purchaser") and MARTIN INDUSTRIES, INC., a Delaware corporation (the "Seller").

                                    RECITALS:

         A. Seller is the owner of certain assets and rights used in the manufacture and sale of hearth products, gas space heaters and related accessories, all as further described herein.

         B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets and rights of and to Seller's Business pursuant to the terms and subject to the conditions set forth in this Agreement.

         C. Seller intends to file a petition with the United States Bankruptcy Court for the Northern District of Alabama and intends to seek approval of such court for the transactions described herein.

         NOW, THEREFORE in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         The terms defined in this Article I shall for all purposes of this Agreement have the meanings specified, unless the context expressly or by necessary implication otherwise requires:

         "Accounts Receivable" means all accounts, accounts receivable and other sums owed to Seller for the sale of Products or otherwise payable to Seller in the ordinary course of business.

         "Accounts Receivable Payment" shall equal the aggregate as of the Closing as reflected on the Closing Balance Sheet of (i) 90% of the net book amount (after discounts) of all Valid Accounts which have been unpaid for not more than 30 days after the applicable due date, (ii) 50% of the net book amount (after discounts) of all Valid Accounts which have been unpaid for not less than 31 days but not more than 60 days after the applicable due date, and (iii) 5% of the net book amount (after discounts) of all Valid Accounts which have been unpaid for not less than 61 days but not more than 90 days after the applicable due.

         "Affiliate" means a person which, directly or indirectly, alone or through one or more intermediaries, controls, or is controlled by, or is under common control with a specified Person.

         "Agreement" means this Agreement by and among the parties identified above as originally executed and delivered, as the same may be amended or supplemented from time to time in accordance with the provisions hereof, together with all Exhibits and Schedules made a part hereof by the references thereto.

         "Assumed Contracts" has the meaning specified in Section 2.1(f).

         "Assumed Liabilities" has the meaning specified in Section 3.1.
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         "Athens Plant" shall mean the Seller's real property and improvements comprising its manufacturing facility in Athens, Alabama, which real property is more particularly described on Exhibit "A" attached to this Agreement and incorporated herein by reference.

         "Bankruptcy Case" means all proceedings before the Bankruptcy Court following the filing of a petition in such court by Seller.

         "Bankruptcy Court" means the United State Bankruptcy Court for the Northern District of Alabama, or any other court before which the case under Title 11 of the United States Code in which Seller is the debtor is pending.

         "Bankruptcy Code" means Title 11 of the United States Code, 11 USC ss. 101-1330.

         "Business" means the manufacture and sale of hearth products, gas space heaters and related accessories.

         "Closing" has the meaning specified in Section 4.2.

         "Closing Balance Sheet" means the balance sheet of Seller as of the Closing which accurately reflects the assets and liabilities of Seller and which is prepared in accordance with GAAP. The Closing Balance Sheet is subject to verification by Purchaser.

         "Closing Date" means the date of the Closing.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of
1985.

         "Contract" means any contract, agreement, collective bargaining agreement, indenture, mortgage, note, bond, loan, instrument, lease, conditional sale contract, license, franchise, sales order, purchase order, understanding, commitment or other binding arrangement of every type and description.

         "Deposit" shall mean the $100,000 paid by Purchaser to Seller in anticipation of the execution of the Letter of Intent.

         "Eligible Inventory" means all useable and merchantable Inventory on hand (and located on the Real Property) as of Closing which (i) is fully usable in the context of assumed normal production for Seller (ii) within one calendar year from Closing (iii) on the basis of an assumed production run rate or sales rate for Products, determined on an annualized basis, of $12.0 million as reasonably determined by Purchaser and Seller at or prior to the Closing.

         "Employees" means all employees of the Seller.

         "Employee Benefit Plans" has the meaning specified in Section 5.16.

         "Environmental Liabilities" has the meaning specified in Section 5.17.

         "Equipment" has the meaning specified in Section 2.1(a).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excess Eligible Inventory" means all Eligible Inventory which cannot be used within one calendar year from Closing on the basis of an assumed production run rate or sales rate for Products, determined on an annualized basis, of $12.0 million, as reasonably determined by Purchaser and Seller at or prior to the Closing.

         "Excluded Assets" has the meaning specified in Section 2.2.


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         "Excluded Liabilities" has the meaning specified in Section 3.2.

         "Final Court Order" has the meaning specified in Section 8.12.

         "Financial Statements" has the meaning specified in Section 5.4.

         "Fixed Purchase Price" means the sum of $1,760,000.

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Authority" means any federal, state, local, foreign or other governmental, regulatory or administrative agency, political subdivision, department, commission, board, bureau, division, court, authority, body, tribunal or instrumentality.

         "Governmental Environmental Requirements" means, to the extent applicable, any requirements under Laws relating to the protection of human health or the environment, relating to the injury or damage to, or restoration or replacement of, natural resources, or relating to land reclamation.

         "Hazardous Material" has the meaning specified in Section 5.17.

         "Improvements" has the meaning specified in Section 2.1(k).

         "Intellectual Property" means all of the following used or available for use by Seller: product certifications, computer software, customer lists, research and development information and records, layouts, models, tooling, jigs, dies, fixtures, molds and/or patterns, gauges, designs, plans, sketches, drawings, blueprints, specifications, engineering data, items, concepts, processes, technical know-how or information, information systems, or other technical or proprietary documents, trade secrets, confidential information, records, data compilations, process technology, computerized records, patents, patent applications, and inventions and discoveries that may be patentable and which relate to the Business, licenses, all copyrights in both published works and unpublished works used in the Business, registered and unregistered trademarks, service marks, fictional business names, trade names (including the right to use all trade names of Seller such as the names "Martin Industries" "Martin Fireplace" "Martin Heating" and "Atlanta Stove" and other names used for Seller's products or services), or derivations of any such names, and all other intellectual property and know-how used in or related to the Business; together with all goodwill of the Seller associated with the foregoing.

         "Inventory" means all goods, including parts, assemblies, raw materials, work-in-process and finished goods, and stores, supplies and spare parts, used or useful in the manufacture of the Products, but excluding consigned goods.

         "Inventory Payment" means the aggregate of (i) 90% of the net book amount as of the Closing and reflected on the Closing Balance Sheet (on a cost basis) of all Eligible Inventory, (ii) 15% of the net book amount as of the Closing and reflected on the Closing Balance Sheet (on a cost basis) of all Excess Eligible Inventory, and (iii) 5% of the net book amount as of the Closing and reflected on the Closing Balance Sheet (on a cost basis) of all Obsolete Inventory.

         "IP Purchase Price" means the sum of $240,000.

         "IRC" means the Internal Revenue Code of 1986, as amended.

         "IRS" means the United States Internal Revenue Service.


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         "Knowledge of Seller" and phrases of similar import mean the actual knowledge of the management team of Seller listed on Exhibit 1.1(a) hereto.

         "Law" means any and all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, codes, rules, permits, judgments, directives, orders and decrees now in effect.

         "Lease" shall mean the lease of the Athens Plant by Seller to Purchaser entered into in connection with the Closing.

         "Letter of Intent" shall mean that certain letter of intent dated October 18, 2002 between Purchaser and Seller.

         "Liability" or Liabilities" means Liabilities defined in Section 3.3 of any kind, character or description, whether accrued, absolute, known, unknown, secured or unsecured, fixed, contingent or otherwise.

         "Lien" means any mortgage, deed of trust, lien, lease, equity, security interest, pledge, conditional sale agreement, title retention agreement, claim, charge, title defect, easement, license, assignment, right-of-way, covenant, condition, restriction, limitation, option, adverse or equitable claim or right or any other encumbrance of any kind.

         "Litigation" has the meaning specified in Section 5.9.

         "Material Adverse Effect" means such fact, event, change or effect which has resulted in or could reasonably be expected to result in a material adverse effect on or change in the Business, Purchased Assets, operations, results of operations, condition (financial or otherwise), properties, assets, Liabilities or prospects of the applicable Person.

         "Obsolete Inventory" means Inventory which is either obsolete or cannot be reasonably used in the Business, as reasonably determined by Purchaser and Seller at or prior to the Closing.

         "Order of Approval" has the meaning specified in Section 8.12.

         "Permits" means a waiver, exemption, variance, certificate, franchise, permit, authorization, approval, license, registration or order of or filing or registration with, or notice to, any Governmental Authority purporting to exercise jurisdiction over the matter or Person in question.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust, joint venture or other entity or organization, including, without limitation, a Governmental Authority.

         "Products" means all products and product designs of Seller relating to the Business.

         "Purchased Assets" mean the property and assets to be conveyed to Purchaser as specified in Section 2.1.

         "Purchase Price" shall mean, collectively, the Fixed Purchase Price, the IP Purchase Price and the Variable Purchase Price.

         "Purchaser" has the meaning specified in the preamble of this Agreement.

         "Purchaser Documents" has the meaning specified in Section 6.2.


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         "Real Property" means the Athens Plant and all other real property and improvements, whether fee or leased used by Seller in connection with the Business.

         "Records" has the meaning specified in Section 2.1(h).

         "Seller" has the meaning specified in the preamble of this Agreement.

         "Seller Documents" has the meaning specified in Section 5.2.

         "Supplies" has the meaning specified in Section 2.1(a).

         "Tax" or "Taxes" means: (i) any and all taxes (whether federal, state, local or foreign) including, without limitation, net or gross income, gross receipts, net proceeds, profits, property, sales, use, capital stock, net worth, occupation, value added, ad valorem, transfer, franchise, recapture, excise, windfall, withholding, payroll, social security, workers' compensation, unemployment compensation or employment taxes, tariffs, imposts, duties, levies, fees or governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties or additions to tax imposed with respect to any of the foregoing, and (ii) any obligations under any agreements or arrangements with respect to any tax or taxes described in clause (i) above.

         "Tax Returns" means any return, declaration, report, claim for refund, information return or statement, estimated return or statement or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with any determination, assessment or collection of any Tax or the administration of any Law relating to any Tax.

         "Valid Accounts" means Accounts Receivable which, on an aged basis, (i) have been invoiced by Seller with a required payment date of no more than 30 days from the invoice date, and (ii) are due and payable to Seller without dispute, offset or other claim.

         "Variable Purchase Price" means the sum of the Accounts Receivable Payment and the Inventory Payment.

                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

         2.1 Assets Purchased. Upon the terms and subject to the conditions set forth in the "Agreement", Seller agrees to sell, transfer, convey and assign to Purchaser, and Purchaser agrees to purchase, take and acquire from Seller, at the Closing on the Closing Date, all of Seller's assets, properties, privileges, claims, rights, titles and interest related to, used in, arising from or necessary or desirable to operate the Business, whether idle or in use, tangible or intangible, wherever located and whether or not reflected on the books and records of Seller, and consisting of:

                  (a) the machinery and equipment (the "Equipment"), furniture, vehicles, tools, supplies (the "Supplies"), and other tangible personal property wherever located which are used or held for use in the conduct of the Business including, without limitation, the items listed in Exhibit 2.1(a);

                  (b)      all Inventory;


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                  (c)      the Environmental Permits held by the Seller which
are assignable to the Purchaser and which relate to the Purchased Assets or the Business. The term "Environmental Permits" means all governmental authorizations that relate to Governmental Environmental Requirements;

                  (d) the Licenses and Permits held by the Seller which are assignable to the Purchaser and which relate to the Purchased Assets or the Business. The term "Licenses and Permits" means all governmental authorizations other than those which relate to Governmental Environmental Requirements;

                  (e)      all Intellectual Property;

                  (f) all rights and interests of the Seller in, to and under all sales orders, contracts and purchase orders for Products approved by Purchaser, exclusive of those included in the Excluded Assets (the "Assumed Contracts");

                  (g) all Accounts Receivable and notes receivable of the Seller;

                  (h) all books and records of the Seller, including computerized records and associated software owned by the Seller and documentation including, without limitation, all books and records relating to or containing production data, manufacturing and quality control information, sales or marketing information, customer lists, supplier information, financial management reports, engineering and technical material in respect of products manufactured by the Seller but excluding corporate records of the Seller (the "Records");

                  (i) all purchase orders, forms, labels, stationary, shipping materials, catalogues, brochures, art work, photographs and advertising materials owned by the Seller and used in the Business;

                  (j) all prepaid expenses and deferred charges of the Seller useable by Purchaser;

                  (k) all claims, refunds, causes of action, rights of recovery and rights of set-off of every kind and nature, except those relating to liabilities which are not Assumed Liabilities and those relating to Excluded Assets;

                  (l) all surety bonds, performance bonds, guarantees and letters of credit supporting the Business; and

                  (m) all other tangible and intangible properties of the Seller, including the goodwill of the Business, which are not Excluded Assets.

For convenience of reference, the assets, properties and rights to be transferred, conveyed and assigned to Purchaser hereunder, exclusive of the Excluded Assets, are herein collectively called "Purchased Assets".

In the event the parties fail to mention in Section 2.1(a) through (m) above, or list on any of the exhibits hereto, assets, items or rights (but not the Real Property) which are necessary or desirable for the continuation of the Business by Purchaser, as determined by the Purchaser in the reasonable exercise of its business judgment, such assets, items or rights shall be added by the parties and shall be deemed part of the Purchased Assets as if originally included in
Section 2.1(a) through (m) above, or on the appropriate exhibit to this Agreement. All exhibits to this Agreement are incorporated herein by reference.


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         2.2      Excluded Assets. Notwithstanding anything contained in this
Agreement, the Purchased Assets shall include only those assets owned or controlled by Seller that are listed or described in Section 2.1(a) - (n) (and exhibits thereto). All other assets of Seller, including, without limitation, the following assets (the "Excluded Assets") are excluded from the Purchased Assets and shall not be purchased and sold hereunder and no definition of any asset shall be deemed to include any Excluded Assets:

                  (a) all of the cash, cash equivalents, bank accounts, securities, and financial investments of Seller in existence at the Closing;

                  (b) all minutes and general corporate records of Seller and all of Seller's other records not pertaining to the Athens Plant or the Purchased Assets and all other records of Seller not specifically described in this Agreement;

                  (c) any prepaid income taxes or other taxes of Seller and any income taxes or tax refunds to which Seller may be or may become entitled;

                  (d) all insurance policies, including, but not limited to, general liability and casualty insurance, workers' compensation and occupational disease, directors and officers liability, claims and benefits and any and all premium refunds, claims, payments or other sums or amounts due or payable or which may become due or payable thereunder;

                  (e) the Real Property except to the extent set out in the Lease of the Athens Plant and except to the extent necessary for a period of up to sixty (60) days following the Closing, access to all of the Real Property to remove the Purchased Assets;

                  (f) those items designated as excluded assets on Exhibit 2.2(f) hereto;

                  (g) any avoidance claims available to Seller under Chapter 5 of the Bankruptcy Code and all claims relating to Excluded Liabilities;

                  (h) any and all rights of Seller under any Contract other than the Assumed Contracts;

                  (i) all shares of stock in Appliance Manufacturers Assurance Company Risk Retention Group held by Seller;

                  (j) all rights under and funds held pursuant to that certain Escrow Agreement dated as of February 1, 1996 by and among Seller, 1166081 Ontario Inc., certain shareholders of Hunter Energy and Technologies Inc., 1061099 Ontario Inc. and 679401 Ontario Inc., and all of the shareholders of Airform Fabrics Inc., and AmSouth Bank of Alabama as escrow agent; and

                  (k) in addition to the foregoing, such items or rights as the Purchaser, in its sole discretion, may declare in writing to Seller at or prior to the Closing to be Excluded Assets.

         2.3 Passage of Title and Risk of Loss. Legal and equitable title and risk of loss with respect to the Purchased Assets will not pass to Purchaser until such assets are transferred at the Closing following a Final Court Order.


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                                   ARTICLE III

                    ASSUMPTION OF OBLIGATIONS AND LIABILITIES

         3.1 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, and in partial consideration of the transfer to Purchaser of the Purchased Assets, Purchaser shall assume, as of the Closing Date, all obligations of Seller related to events occurring on or after the Closing under the Lease and Assumed Contracts (the "Assumed Liabilities").

         3.2 Excluded Liabilities. Anything in this Agreement to the contrary notwithstanding, Purchaser shall not assume, or in any way be liable or responsible for, whether arising by contract, tort, operation of law or otherwise, any Liabilities of Seller, except as specifically provided for in
Section 3.1. Purchaser shall not assume any other Liabilities (collectively, the "Excluded Liabilities"). The Excluded Liabilities shall include, but not be limited to, (i) all trade payables, secured debt and other debts and obligations of Seller, (ii) all administrative expenses and other claims relating to the proceedings before the Bankruptcy Court, (iii) all employee related obligations arising or accruing prior to the Closing, (iv) all environmental liabilities arising or accruing prior to the Closing, and (v) all obligations or liabilities with respect to workers' compensation and occupational disease, claims, payments and benefits related to the Purchased Assets or Business arising or accruing prior to the Closing under all past or existing, federal, state or local statutes, laws, rules, regulations, or orders of any nature, including, but not limited to, any such obligations and liabilities of Seller with respect to any of Seller's predecessors, and Seller agrees that it shall have the sole responsibility for all such claims, payments and benefits with respect to all persons filed prior to or at the Closing, as well as any future filings which relate back to conditions or events that occurred when Seller had ownership and/or control of the Purchased Assets.

         3.3 Definitions of Liabilities. For purposes of this Agreement, the term "Liabilities" means all debts, adverse claims, liabilities and obligations, direct, indirect or contingent, including, without limitation, those arising under any law, rule or regulation of any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or imposed by any court or any arbitrator of any kind, and those arising in connection with products sold by, or under contracts, agreements (whether written or oral), leases, commitments or undertakings, whether incurred before or after the Closing.

                                   ARTICLE IV

                             CONSIDERATION; CLOSING

         4.1 Purchase Price. The Purchase Price, consisting of the Fixed Purchase Price ($1,760,000), the IP Purchase Price ($240,000) and the Variable Purchase Price, shall be paid as follows:

                  (a) The Fixed Purchase Price (less the Deposit) shall be paid in cash or equivalent at Closing to Seller or for the benefit of Seller to an account or accounts at Seller's direction upon the fulfillment of all conditions precedent set forth in this Agreement and the execution and delivery of all documents required by this Agreement.

                  (b) The IP Purchase Price shall be paid without interest by Purchaser to Seller or for the benefit of Seller to an account or accounts at Seller's direction in immediately available funds as follows: (i) $100,000.00 of the IP Purchase Price will be paid at Closing, and (ii) over a four month period, and commencing with the date which is 60


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         days after the Closing, the remainder of the IP Purchase Price will be paid in four equal installments of $35,000.00 per month, each such installment payment to be made on the business day which is 30 days after the due date of the prior payment.

                  (c) The Variable Purchase Price shall be paid to Seller or for the benefit of Seller to an account or accounts at Seller's direction, without interest, as follows:

                           (i) The Accounts Receivable Payment shall be paid in immediately available funds as follows: (i) 50% of the payment will be paid on the business day which is 30 days after Closing; (ii) 30% of the payment will be paid on the business day which is 60 days after Closing and (iii) 20% of the payment will be paid on the business day which is 90 days after Closing.

                           (ii) The Inventory Payment shall be paid in immediately available funds as follows: (i) 20% of the Inventory Payment will be paid on the business day which is 30 days after Closing, and (ii) over a four month period, and commencing with the date which is 60 days after the Closing, the remainder of the Inventory Payment will be paid in four equal installments of 20% of the Inventory Payment, each such installment payment to be made on the business day which is 30 days after the due date of the prior payment.

         4.2 Closing. The sale and purchase of the Purchased Assets and assumption of the Assumed Liabilities contemplated hereby (the "Closing") shall take place at the offices of Bradley Arant Rose & White LLP in Birmingham, Alabama on a mutually acceptable date but not later than the third business day after all of the conditions to the Closing set forth herein shall have been satisfied or waived in writing, or at such other date, place or time as the parties may hereto mutually agree. The Closing shall be deemed to have occurred on the opening of business on the Closing Date. On the Closing Date, Seller will deliver to Purchaser all documents of transfer, assignment, consent or assumption reasonably requested by Purchaser, including, without limitation, bills of sale, assignments and the Lease, all properly executed and, where necessary, in recordable form. On the Closing Date, Purchaser will deliver to Seller such documents of assumption reasonably requested by Seller, all properly executed.

         4.3 Deposit. The Deposit will be (i) held in escrow by Seller or its designated representative until paid to its lender(s) and (ii) applied to the Purchase Price in the event of a Closing with Purchaser. In the event the Closing fails to occur for any reason within the sole control of Purchaser following the fulfillment of all conditions precedent set forth herein, Seller shall retain the Deposit as liquidated damages, and have no further claims against Purchaser of any kind arising out of this Agreement. Alternatively, if the Closing fails to close for any reason outside the sole control of Purchaser or if any of the conditions precedent are not timely fulfilled through no fault of Purchaser, this Agreement shall terminate and the Deposit shall be returned to Purchaser, all without interest.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser as follows.


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         5.1      Due Organization. Seller is a corporation duly organized,
validly existing and, except as set forth in Exhibit 5.1 attached hereto, in good standing under the laws of the State of Delaware and is duly qualified and in good standing in all other jurisdictions in which the nature or operation of the Business or the ownership, leasing or operation of Seller's properties or assets makes qualification necessary. Seller has full corporate power and authority to carry on the Business as conducted, and to own, lease and operate its business, assets and properties as conducted, including, without limitation, the Purchased Assets and the Business.

         5.2 Authority and Binding Effect. Subject to the approval of this Agreement by the Bankruptcy Court, Seller has the full legal right, power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by written consent or resolutions duly adopted by the Board of Directors of Seller and, as and if required, will be duly and validly authorized by the stockholders of Seller at or prior to the Closing, and no further action is necessary to authorize this Agreement or the performance of the transactions contemplated hereby or thereby, other than the Final Court Order. This Agreement and the other agreements, documents, certificates and instruments required to be delivered by Seller in accordance with the provisions hereof or thereof (the "Seller Documents") have been, with respect to this Agreement, and will be, with respect to all other Seller Documents, duly executed and delivered by Seller by duly authorized officers, as applicable, enforceable against Seller in accordance with their terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally.

         5.3 Non-Contravention. Except as set forth on Exhibit 5.3 hereto, the execution and delivery of Seller Documents by Seller and the consummation of the transactions contemplated hereby or thereby, in accordance with the Final Court Order, will not and would not, with or without the giving of notice, upon the lapse of time or both: (a) conflict with or result in a breach or violation of, the Certificate of Incorporation, by-laws or other corporate documents of Seller, (b) result in a violation of any injunction, ruling, award, writ or Law to which Seller, any of its properties, assets, rights or interest, including without limitation ,the Purchased Assets or the Business, are subject or bound,
(c) result in a violation of any Law of any Governmental Authority which is applicable to the Seller, any of its properties, assets, rights or interest, including without limitation, the Purchased Assets or the Business, or (d) result in a breach or violation of, constitute a default under or adversely affect the rights and benefits afforded to Seller by any contract or undertaking, including any express or implied warranty, to which Seller is a party or by which Seller (or any of its properties, assets, rights or interest, including, without limitation, the Purchased Assets or the Business) is subject or bound, or give any party the right to terminate, amend, abandon, refuse to perform or otherwise change the existing rights or obligations thereunder, or give any party the right to create any Lien or other rights or adverse interests upon any right, property or asset of Seller, including, without limitation, the Purchased Assets or the Business.

         5.4 Financial Statements. Purchaser has been provided (i) the Annual Report on Form 10-K as filed by the Seller with the Securities and Exchange Commission (the "Commission") for the fiscal year of the Seller ended on December 31, 2001, containing the audited balance sheets of Seller as of December 31, 2000 and 2001 and the related audited


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statements of income (loss) of shareholders' equity (deficit) for each of the fiscal years then ended, and (ii) the Quarterly Report on Form 10-Q as filed by Seller with the Commission for the fiscal quarter of Seller ended September 28, 2002, containing the unaudited balance sheet of Seller as of September 28, 2002 and the related unaudited statements of income (loss) and shareholders' equity (deficit) for the year to date period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared from, and are consistent with, the books and record of Seller as of the dates and for the periods covered thereby. The books and records of Seller have been kept accurately in the ordinary course of business, the transactions recorded therein represent bona fide transactions, and the revenues, expense, assets and Liabilities of Seller have been properly recorded therein. The Financial Statements, as of the date of this Agreement, the Closing Date and the date any such Financial Statements are delivered to Purchaser hereunder, if later, present fairly the financial position, assets and Liabilities of Seller and the results of its operations and financial performance at the date and for the periods indicated therein. Since October 16, 2002, to Seller's Knowledge, Seller has not incurred any other Liabilities which are not reflected on the October 16, 2002 balance sheet and has not incurred any other Liability except in the ordinary course of business and consistent with past practices.

         5.5 Recent Activities. Since September 28, 2002, except as set forth on Exhibit 5.5:

                  (a) no damage, destruction or loss (whether or not covered by insurance) has occurred that individually or in the aggregate would have a material adverse effect on the ownership, operation or use of the Purchased Assets;

                  (b) Seller has not sold, leased, assigned, transferred, distributed or otherwise disposed of any of the Purchased Assets, except for sales of Inventory for fair consideration in the ordinary course of Seller's business;

                  (c) Seller has not canceled or waived any claims or rights in respect of the Purchased Assets;

                  (d) Seller has not entered into any contract, agreement, lease or license relating to the Purchased Assets or the Business outside the ordinary course of Seller's business;

                  (e) there has been no acceleration, material modification to, termination of, or cancellation of, or receipt of notice of termination of any Assumed Contract;

                  (f) there has been no material change in the accounting methods used by Seller; and

                  (g) Seller has not entered into any Contract, whether oral or written, to do any of the foregoing.

         5.6 Title to Purchased Assets. Except as otherwise provided herein, Seller represents and warrants that, as of the Closing Date, pursuant to the Final Court Order, it shall convey to Purchaser good and marketable title to the Purchased Assets, free and clear of all mortgages, liens, pledges, charges, claims, security interests, encumbrances or restrictions of any kind.

         5.7 Condition of Improvements and Equipment. All of the Equipment is in the same degree of working order, condition and repair as they were as of October 18, 2002, ordinary wear and tear excepted.

         5.8 Compliance with Laws. Except as set forth on Exhibit 5.8, to the Knowledge of Seller, Seller is in substantial compliance with all applicable statutes, orders, rules and regulations with which Seller is required to comply in connection with the Business and the Purchased Assets, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect on the Purchaser or its ownership or use of the Purchased Assets. Without limiting the generality of the foregoing, to the Knowledge of Seller, all of the products produced by Seller in connection with the Business are in compliance with all applicable statutes, orders, rules and regulations with which Seller is required to comply, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect on the Purchaser or its ownership or use of the Purchased Assets.

         5.9 Litigation. Except as described on Exhibit 5.9, there is no material action, lawsuit, claim or proceeding pending or to the Knowledge of Seller, threatened, against or affecting or relating to the Business or the Purchased Assets (including, without limitation, the Intellectual Property) in any court, or before any federal, state or other governmental department or agency or before any arbitrator ("Litigation"). Seller shall retain all liabilities and other obligations arising from the matters described on Exhibit
5.9. Except as described on Exhibit 5.9, Seller is not in default, and no condition exists that with notice or the lapse of time or both would constitute a default, with respect to any order, writ, injunction or decree of any court or before any federal, state or other governmental department or agency or before any arbitrator, affecting or relating to any of the Purchased Assets. No condemnation proceeding has been commenced or, to the Knowledge of Seller, is threatened to be commenced against or effecting any of the Purchased Assets.

         5.10 Listing of Property. The listing in Exhibit 2.1(a) constitutes an accurate and complete list of all of the material Equipment owned by Seller.

         5.11     Intellectual Property.

         (a) Exhibit 5.11 sets forth a complete and accurate list of all Intellectual Property registered or proposed by the Seller to be registered with any Governmental Authority and all tradenames and other fictional names used by the Seller; the Seller has not used, and is currently not using any corporate or fictional business names other than those names listed on Exhibit 5.11.

         (b) At the Closing, the Seller shall deliver to Purchaser all of the Intellectual Property necessary for the operation of the Business as currently conducted, including, without limitation, the Intellectual Property listed on Exhibit 5.11. Except as set forth on Exhibit 5.11, the Seller is the owner of all right, title, and interest in and to the Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of the Intellectual Property without payment to a third party.

         (c) All of the issued patents forming part of the Intellectual Property are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after Closing. No such patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of the Seller, there exists no potentially interfering patent or patent application of any third party. No patent forming part of the Intellectual Property is infringed or, to the Knowledge of the Seller, has been challenged or threatened in any way. None of the Products manufactured and sold, nor any process or know-how used, by the Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person. All Products made, used, or sold under such patents have been marked with the proper patent notice.

         (d) Except as set forth on Exhibit 5.11, all trademarks included in the Intellectual Property that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after Closing. No such trademark has been or is now involved in any opposition, invalidation, or cancellation proceeding and, to the Knowledge of the Seller, no such action is threatened with respect to any of such trademarks. To the Knowledge of the Seller, there exists no potentially interfering trademark or trademark application of any third party. No such trademark is infringed or, to the Knowledge of the Seller, has been challenged or threatened in any way. None of the trademarks included in the Intellectual Property infringes or is alleged to infringe any trade name, trademark, or service mark of any third party. To Seller's Knowledge, all Products and materials containing a trademark bear the proper federal registration notice.

         (e) To Seller's Knowledge, all the copyrights included in the Intellectual Property that have been registered are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after Closing. No such copyright is infringed or, to the Knowledge of the Seller, has been challenged or threatened in any way. None of the subject matter of any of such copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by copyright have been marked with the proper copyright notice.

         (f) The Seller has taken reasonable precautions to protect the secrecy, confidentiality, and value of the Seller's trade secrets and the Seller has good title and an absolute right to use the trade secrets. The trade secrets are not part of the public knowledge or literature, and, to the Knowledge of the Seller, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Business. No trade secret is subject to any adverse claim or has been challenged or threatened in any way.

         5.12 Assigned Agreements. True and complete copies of all of the Assumed Contracts (including all amendments and addenda thereto and all instruments in any way modifying or affecting any thereof) have been delivered by Seller to Purchaser. All of such agreements are valid, enforceable, and in full force and effect in accordance with their terms. Except to the extent cured prior to the Closing as required by the Order of Approval, there are no existing defaults by Seller under any of such agreements, nor has any event occurred which, with notice or the passage of time or both, would constitute a default of Seller under any of such agreements. To the Knowledge of Seller, there are no existing disputes between Seller and any other party to any of such agreements, except as described on Exhibit 5.12. All of the Assumed Contracts shall have been properly assumed by the Seller in connection with the bankruptcy proceedings of

Seller and all pre-petition defaults shall have been cured under all such Assumed Contracts as of the Closing.

         5.13 Fees, Fines and Taxes. Except as set forth on Exhibit 5.13, all fees, fines and taxes including, without limitation, income, property, sales, use, severance, franchise, value added, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, county, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing, licensing or regulatory authority, which are due or payable by Seller and which could in any way attach to or affect the Purchased Assets, and all interest and penalties thereon, whether disputed or not, have been paid in full or provision for the payment thereof has been made; all tax returns and other reports required to be filed in connection therewith have been accurately prepared and duly and timely filed; and all deposits required by law to be made by Seller with respect to employees' withholding taxes have been duly made. Except as set forth on Exhibit 5.13, Seller has not been delinquent in the payment of any foreign or domestic fee, tax, assessment or governmental charge or deposit which could in any way attach to or affect the Purchased Assets; there is no tax deficiency or claim outstanding or, to the Knowledge of Seller, proposed or assessed against it which would in any way attach to or affect the Purchased Assets. To the Knowledge of Seller, there are no pending investigations or proceedings relating to, or claims asserted for taxes or assessments against the Seller. There is no litigation now pending against the Seller, nor is there any matter under discussion with the IRS, or other governmental authority, relating to any taxes or assessments or any claims or deficiencies with respect thereto.

         5.14 Records. The books and records of the Seller constituting or relating to the Purchased Assets are true, correct and complete in all material respects, and have been prepared in the usual customary manner. No changes or additions to any of the foregoing books and records have been made from the date such books and records were first examined by Purchaser and nothing which should be set forth in such books and records, as prepared in the usual and customary manner, has occurred from the date such books were first examined by Purchaser, except for changes, additions or events which have been made or have occurred, as the case may be, in the ordinary course of business consistent with the prior practice of Seller.

         5.15 Insurance; Occupational Disease Benefits. Seller has in effect the worker's compensation and occupational disease insurance as set forth on
Exhibit 5.15 hereto. Except as set forth on Exhibit 5.15, to the Knowledge of Seller, such insurance is in sufficient amount to cover all past, current and threatened claims for which Seller has any liability under federal or state law.

         5.16 Employee Benefit Plans. Other than as described on Exhibit 5.16, Seller does not maintain, participate in or contribute to any (a) "employee welfare benefit plan", as defined in ss. 3(I) of ERISA, including any multi-employer plan, or (b) "employee pension benefit plan", as defined in ss. 3(2) of ERISA (other than employee health and dental insurance), including any multi-employer plan, deferred compensation plan, bonus plan, incentive compensation plan, profit sharing plan, employee life, disability or other group insurance plan, stock option plan, employee stock purchase plan or any other employee benefit plan, program, agreement, arrangement or commitment of any kind (collectively, "Employee Benefit Plans"). Except as set forth on Exhibit 5.16, Seller has paid all costs, benefits, premiums and other amounts coming due in connection with its Employee Benefit Plans and have adequately reserved for such sums due in the future.

         5.17 Environmental Liabilities. To the Knowledge of Seller, there are no Environmental Liabilities and there are no existing conditions which, now or with the passage of time, will give rise to any Environmental Liabilities that would, individually or in the aggregate, have a Material Adverse Effect on the Purchased Assets. Seller has not allowed the manufacturing, processing, treating, storing, transporting, handling or utilization of Hazardous Material on, in, or under the Athens Plant that would, individually or in the aggregate, have a Material Adverse Effect on the Purchased Assets. The Seller has not allowed the disposal of Hazardous Material on, in, or under the Athens Plant that would, individually or in the aggregate, have a Material Adverse Effect on the Purchased Assets. For purposes of this Agreement, the term "Environmental Liabilities" means any liabilities, commitments, indebtednesses, or obligations (of any kind whatsoever, whether absolute, accrued, contingent, matured, or unmatured) arising (1) with respect to, or as a direct or indirect result of, the presence of any Hazardous Material in, on, or under the Real Property, or the escape, seepage, leakage, spillage, discharge, emission, or release of any Hazardous Material from the Real Property; or (2) under applicable federal, state and local laws, rules and regulations currently in effect or in effect at the time of the relevant activity, relating to the manufacturing, processing, treating, storing, transporting, handling, utilization, and disposal of Hazardous Material in, on, or under the Athens Plant, or in connection with or related to the Business. The term "Hazardous Material" means any hazardous, toxic, or dangerous waste, substance, or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C. ss. 9601 et. seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et. seq.), any so-called "Superfund" or "Superlien" law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance, or material, as now or at any time hereafter in effect.

         5.18 Labor Matters. The Seller is not a party to any collective bargaining or other labor contract. Except as disclosed on Exhibit 5.18, there has not been, there is not presently pending or existing, and to the Knowledge of the Seller, there is not threatened any strike, slowdown, picketing, work stoppage, or employee grievance process or any proceeding against or affecting the Seller or the Business relating to the alleged violation of any Law, the failure with which to comply could have a Material Adverse Effect, pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Business or the Purchased Assets, or any application for certification of a collective bargaining agent in relation to the Business. Except as disclosed on Exhibit 5.18, to the Seller's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. Except as disclosed on Exhibit 5.18, the Seller has complied in all respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, except for such Laws the failure with which to comply could not have a Material Adverse Effect. The Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

         5.19 No Brokers. Except as set forth on Exhibit 5.19, Seller has not engaged or used the services of a broker, finder, or similar person in connection with the sale of the Purchased Assets and, based upon the action of Seller, or its agents or its affiliates, no person shall be entitled to a brokerage commission, finder's fee or like payment in connection with this Agreement or in connection with the consummation of the transactions contemplated hereby.

         5.20 Disclosure. No representation or warranty or any other statement by Seller contained in this Agreement or in any instrument, certificate or other document furnished or to be furnished by Seller to Purchaser or its representatives in connection herewith or pursuant hereto contains or will contain any untrue or inaccurate statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows.

         6.1 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky and has full corporate power to own, lease and operate its properties and to conduct the business presently being conducted by it.

         6.2 Authority and Binding Effect. Purchaser has the full legal right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by written consent or resolutions duly adopted by the directors of Purchaser as required, and no further action is necessary to authorize this Agreement or the performance of the transactions contemplated hereby. This Agreement and the other agreements, documents, certificate and instruments required to be delivered by Purchaser in accordance with the provisions hereof or thereof (the "Purchaser Documents") have been, with respect to this Agreement, and will be, with respect to all other Purchaser Documents, duly executed and delivered by Purchaser by duly authorized officers, as applicable, enforceable against Purchaser in accordance with their terms.

         6.3 Non-Contravention. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not or would not, with or without the giving of notice, upon the lapse of time or both: (a) conflict with or result in a breach or violation of, the Articles of Incorporation, bylaws or other corporate documents of Purchaser, or (b) result in a violation of any applicable Law, or any Contract or undertaking, including any express or implied warranty, to which Purchaser is a party or by which Purchaser (or any of its rights, properties or assets) is subject or bound.

         6.4 Brokers and Agents. Purchaser represents and warrants that no broker or agent is entitled to any fee or commission in connection with this transaction and agrees to indemnify Seller against all damages arising out of claims, actions, suits, proceedings, demands or assessments for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

                                   ARTICLE VII

                               COVENANTS OF SELLER

Seller covenants and agrees with Purchaser as follows:

         7.1 Access and Cooperation; Due Diligence. Seller will afford to the officers, directors, employees, consultants, agents, advisors and representatives of Purchaser free and full access to all of Seller's Business, properties, assets, contracts and records during normal business hours upon reasonable notice and will deliver or make available to Purchaser such financial, operating and other information as to the Business, Purchased Assets, operations, results of operations, condition (financial or otherwise), properties, assets, liabilities or prospects of Seller as Purchaser may from time to time reasonably request. Seller will cooperate with Purchaser, its officers, directors, employees, consultants, agents, advisors and representatives in the preparation of any documents, information or materials required by this Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

         7.2 Conduct of Business Pending Closing. From the date hereof until Closing, and subject to any applicable orders of the Bankruptcy Court, Seller shall conduct the Business in accordance with the wind-down plan of Philip + Company, Inc. in its wind-down condition and use its best efforts prior to Closing to keep the Business intact and to preserve the goodwill of customers, suppliers and others having relations with the Business. Between the date hereof and Closing, and subject to any applicable orders of the Bankruptcy Court, Seller shall not without the prior consent of Purchaser (i) make any payments or distributions to existing directors, officers or shareholders other than salaries shall be paid on a basis consistent with current rates, (ii) make any capital expenditures relating to the Business that are outside the ordinary course of business and the wind-down plan, (iii) incur any new indebtedness or vary the terms of any indebtedness currently outstanding, (iv) sell, transfer or dispose of any of the Purchased Assets, or (v) create or permit the creation of any encumbrance on any of the Purchased Assets (other than ordinary course of business matters and such matters as may be necessary to secure debtor-in-possession financing in the Bankruptcy Case; provided all such encumbrances shall be released as of the Closing). From the date hereof until Closing, Seller shall consult with Purchaser about its wind-down plan, and work with Purchaser in developing a staffing and production plan for its operations prior to Closing, utilizing such staff (engineers, purchasing and marketing) as will both assist Seller in maintaining the Business but also anticipate the needs and requirements of Purchaser as the operator of the Purchased Assets. Subject to any applicable orders of the Bankruptcy Court, from the date hereof until Closing , and in order to assure continuity of the Business, to assure customers of Seller that Seller will be able to meet orders for products, Purchaser will have, and is hereby granted, the permission and authority from Seller to (i) contact and discuss with current Seller customers ("Martin Customers") the terms of existing and subsequent orders for products from Seller, both during the wind-down operation and as of and after Closing, (ii) interview and solicit Seller employees and management concerning possible employment with Purchaser, (iii) have regular access to, visit and investigate the Athens Plant and all Equipment and other Purchased Assets, and to have Purchaser's employees on site for extended periods to both perform due diligence and begin the process of transition planning, (iv) review all current and future orders for Seller products to Martin Customers, (v) consult with Philip + Company, Inc. concerning the wind-down plan, and to have input regarding such plan as it relates to Purchaser's transition plans, and
(vi) such other matters as the parties may agree to concerning Purchaser's involvement with the Business pending Closing. In working with Seller, Purchaser will not use its involvement with the Business to create business opportunities to the detriment of Seller, or otherwise unreasonably interfere with the Business.

         7.3 Commission Payments. Subject to any applicable orders of the Bankruptcy Court, Seller shall pay all accrued and past due commissions and other compensation due to its sales representatives for (i) all prior payment periods and (ii) all work performed through the period ending November 15, 2002 and will provide Purchaser with confirmation of such payments within fifteen
(15) days after the filing of the Bankruptcy Case.

         7.4 Notification of Certain Matters. Prior to the Closing, Seller shall give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event which would cause or would be likely to cause any material representation or warranty of Seller contained herein to be materially untrue or inaccurate as of the closing; and (ii) any failure of Seller to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by Seller prior to or at the Closing. Prior to the Closing, Purchaser shall give prompt notice to Seller of (i) the occurrence or non-occurrence of any event which would cause or would be likely to cause any material representation or warranty of Purchaser contained herein to be materially untrue or inaccurate as of the Closing and (ii) any failure of Purchaser to comply with or satisfy any material covenant, condition, or agreement to be complied with or satisfied by it hereunder prior to or at the Closing. The delivery of any notice pursuant to this Section 7.4 shall not be deemed to modify any representation or warranty hereunder of the party delivering such notice.

         7.5 Further Assurance. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or desirable to carry out the transactions contemplated hereby, including, without limitation, to more effectively transfer, convey, assign and deliver to Purchaser and protect Purchaser's right, title and interest in any of the Purchased Assets or the Assumed Contracts, or to enable Purchaser to exercise and enjoy any or all of the rights and benefits of Seller with respect thereto.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser with respect to actions to be taken on the Closing Date are subject to satisfaction or written waiver by Purchaser on or prior to the Closing Date of all of the following conditions.

         8.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of Seller contained or incorporated in this Agreement shall be true, complete and correct as of the Closing Date in all material respects as though such representations and warranties had been made on and as of that time; all the terms, covenants and conditions of this Agreement to be complied with or performed by Seller at or before the Closing shall have been duly performed or complied with in all material respects.

         8.2 No Pending Action. No (a) claim, investigation, action, suit, proceeding, arbitration or litigation, either administrative or judicial, at law or in equity, by any Governmental Authority, or by any other Person shall have been instituted, threatened or be pending on the Closing Date (i) for the purposes of challenging, prohibiting, enjoining, restricting or delaying the consummation of this Agreement, or the transactions contemplated by this Agreement, (ii) which claims damages against Purchaser as a result of the consummation of the transactions contemplated hereby or otherwise claims that this Agreement or the consummation thereof is improper, or (iii) which could materially adversely affect the right of Purchaser to retain or use in any manner the Purchased Assets or conduct any aspect of the Business after the Closing, or (b) injunction, ruling, award, writ or restraining order shall be in effect prohibiting any of the transactions contemplated by this Agreement.

         8.3 Consents and Approvals. All material consents and approvals of and filings with any Person, including, without limitation, Seller's lenders and any Governmental Authority, which are necessary or desirable for the consummation of the transactions contemplated herein shall have been obtained and made in writing on terms and conditions and in form and substance satisfactory to Purchaser in its sole and absolute discretion.

         8.4 No Material Adverse Effect. No event, proceeding, development or circumstance shall have occurred with respect to Seller which has had or could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets; provided, however, that an event or condition that affects the economy or the Seller's industry shall not be construed to have a material adverse effect.

         8.5 No Adverse Laws. There shall not have been enacted any Law which would or could (a) prohibit or prevent the consummation of the transactions contemplated hereby, (b) materially adversely affect the right of Purchaser to retain or use in any manner the Purchased Assets or to conduct any aspect of the Business in any jurisdiction, or (c) have a Material Adverse Effect upon the Business or the Purchased assets.

         8.6 Release of Liens. Purchaser shall have (a) received releases, in writing on terms and conditions and in form and substance satisfactory to Purchaser in its sole and absolute discretion, of all Liens against the Purchased Assets, including, without limitation, releases from any secured creditors of Seller, or (b) obtained a court order releasing and discharging the Purchased Assets from any Liens pursuant to Title 11 of the United States Code as part of approving a sale of the Purchased Assets and Purchaser shall be satisfied in its sole and absolute discretion, that it will acquire valid, legal and marketable title to the Purchased Assets, free and clear of any Liens.

         8.7 Financing. Purchaser shall have received all consent and approvals of its lenders necessary or desirable for the consummation of the transaction contemplated herein, including, without limitation, the consummation of any financing necessary or desirable to Purchaser in connection with such transactions and/or for the operation of the Business by Purchaser.

         8.8 Lease. The Seller and Purchaser shall have entered into the Lease on terms and conditions consistent with the terms set out in the Letter of Intent and otherwise mutually agreed upon by Purchaser and Seller in the reasonable exercise of their discretion.

         8.9 Due Diligence. Purchaser shall have completed its due diligence review of Seller, the Purchased Assets and the Business to Purchaser's satisfaction.

         8.10 Final Court Order. On or prior to February 21, 2003, an order from the United State Bankruptcy Court for the Northern District of Alabama, in a case under Title 11 of the United States Code in which Seller is the debtor, or from such other court of competent jurisdiction as is exercising jurisdiction over such case at the time of entry of such order, which order shall have been entered approving the transactions contemplated by this Agreement providing for the transfer of the Purchased Assets free and clear of interests pursuant to Title 11 of the United States Code on the basis of either a pre-negotiated plan of reorganization or a motion to sell the Purchased Assets pursuant to Section 363 of the Bankruptcy Code and shall have been in form and content reasonably satisfactory to Purchaser (the "Order of Approval"). The Order of Approval shall have become final and non-appealable or not stayed in conjunction with an appeal before the Closing Date, and if appealed, 11 days after entry of such order dismissing the appeal or affirming the Order of Approval, which period shall have expired before the Closing Date (the "Final Court Order"). If the parties proceed on the basis of a sale pursuant to Section 363 of the Bankruptcy Code, the Order of Approval shall provide: (i) the Purchaser would be entitled to a break-up fee in an amount of $200,000.00 plus the Martin tradeshow booth(s) in the event the Purchased Assets are sold to another bidder, (b) a right to match any third party offer that may be a final offer for the Purchased Assets and in the event of a match (with full credit for its break up fee), to be the successful bidder ("Match-Bid Rights"), and (c) a requirement that any subsequent bids be on substantially the same terms as the Purchaser's proposal, and that any subsequent bids would require a minimum upset price in an amount of $300,000.00 subject to the approval of the Bankruptcy Court. Subject to the terms of the Bankruptcy Code and Seller's rights and duties thereunder, (i) Seller shall be responsible for all professional costs of the Bankruptcy Case, including the actual cost of Purchaser's counsel fees for any bankruptcy counsel retained by Purchaser, up to a limit of $10,000.00, and shall consult with Purchaser on all aspects of the Bankruptcy Case; (ii) all proprietary rights, all of Purchaser's financial matters and confidential aspects of the Purchaser's operations shall be protected by way of confidentiality and other agreements and orders in the Bankruptcy Case; and (iii) Purchaser and Seller shall enter into one or more joint defense agreements ("Joint Defense Procedures") whereby the parties shall agree to a division of the costs and responsibilities for defending any challenges to the contemplated transactions, on any grounds including but not limited to fraudulent transfer, commercial reasonableness or similar creditors' rights theories, whether in or outside the Bankruptcy Case (provided, however, the Joint Defense Procedures will end and be deemed null and void in the event a Final Court Order is timely entered in the form and substance required by this Agreement, which, in part, provides Seller and Purchaser with full releases, injunctive and such other relief as the parties may deem reasonably necessary to effect a release of both Seller and Purchaser as it relates to the contemplated transactions).

                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or written waiver of Seller on or prior to the Closing Date of the following conditions:

         9.1 Representations and Warranties; Performance of Obligations. All representations and warranties of Purchaser contained or incorporated in this Agreement shall be true, complete and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Purchaser at or before the Closing shall have been duly performed or complied with in all material respects.

         9.2 No Pending Action. No (a) claim, investigation, action, suit, proceeding, arbitration or litigation, either administrative or judicial, at law or in equity, by any Governmental Authority, or by any other Person shall have been instituted, threatened or be pending on the Closing Date which could reasonably be expected to have the effect of preventing the consummation of this Agreement or the transactions contemplated by this Agreement, or (b) injunction, ruling, award, writ or restraining, order shall be in effect prohibiting any of the transactions contemplated by this Agreement.

         9.3 Consent and Approvals. All material consents and approvals of and filings with the Bankruptcy Court and any Governmental Authority which are necessary for the consummation of the transactions contemplated herein shall have been obtained and made.

         9.4 Final Court Order. Seller shall have obtained or received documentation or other evidence reasonably satisfactory to Seller that the Bankruptcy Court has issued the Final Court Order.

         9.5      Lease. Purchaser shall have entered into the Lease.

                                    ARTICLE X

                             EMPLOYEES; TAX MATTERS

         10.1     Employees.

                  (a) Seller shall notify the Employees that they are being terminated by Seller, and shall terminate the employment of such Employees, on or prior to the Closing Date. Seller shall be responsible for any and all obligations and liabilities arising in connection with such terminations including, without limitation, any severance or other termination pay, and, except as otherwise required by law, all COBRA obligations. Purchaser may offer employment to any, none or all of the Employees, in its sole and absolute discretion, under terms and conditions satisfactory to Purchaser, effective on or after the Closing Date. Prior to the Closing Date, Seller shall notify the Employees that Purchaser may offer employment to such Employees. Purchaser reserves the right, in its sole and absolute discretion, to determine not to make an offer to any of the Employees. Nothing in this Agreement shall be deemed to restrict the right of Purchaser to deal with Employees who accept employment with Purchaser as employees at will and without regard to such Employees' prior service or seniority as employees of Seller, in the same manner as it would be free to deal with such Employees in the absence of this Agreement. Seller shall continue to be responsible for all employment obligations with respect to all Employees up to the Closing, and with respect to all former Employees, including without limitation, any Employees not hired by Purchaser. Seller shall (i) be responsible for providing all appropriate notices to the Employees in connection with the transactions contemplated by this Agreement, including without limitation, all WARN and COBRA notices, and (ii) with respect to the Employees hired by Purchaser, continue to be responsible after the Closing for any benefit claims incurred by such Employees (or their eligible dependents) on or prior to the Closing Date which become payable under the terms of any Employee Benefit Plan. Prior to and following the Closing, Seller shall provide Purchaser with records and other relevant data within Seller's control or access relating to the employment history of, and benefit matters relating to, the Employees to be employed by Purchaser, as Purchaser shall reasonably request, to the extent legally permitted.

                  (b) Nothing in this Section or elsewhere in this Agreement is intended to confer upon any past, present or future Employee of Seller or his or her legal representatives or heirs any rights as a third party beneficiary or otherwise or any other rights or remedies of any nature or kind whatsoever under or by reason of the transactions contemplated by this Agreement including, without limitation, any rights of employment, continued employment or any rights under or with respect to any welfare benefit, pension or other fringe benefits plan, program or arrangement or Employee Benefit Plan.

         10.2     Tax Matters.

                  (a) Seller shall timely prepare and file the federal income Tax Return and all state income Tax Returns that include the operations of the Purchased Assets and the Business through the day prior to the Closing Date and all other Tax Returns for periods ending on or before the Closing Date (and pay all Taxes shown therein).

                  (b) Seller at its own expense shall have responsibility and authority to conduct, respond to, contest and settle all matters relating to any Tax Return, action or proceeding which may subject Seller to Taxes for which Seller would be liable under this Agreement; provided, however, that Purchaser shall be permitted to take any and all acts it deems necessary or desirable to protect the Business or the Purchased Assets, including without limitation paying any Tax that creates a Lien on any of the Purchased Assets (and Purchaser shall be entitled to immediate reimbursement from Seller for any such amounts paid, plus costs and expenses). Purchaser agrees to timely execute upon the request of Seller, any documents or powers reasonably necessary for Seller to assume responsibility and authority to conduct, respond to, contest and settle all matters relating to any action or proceeding which may subject the Seller to any Taxes for which Seller would be liable under this Agreement. Seller shall bear all costs and expenses of any contest, including without limitation any costs and expenses incurred by Purchaser.

                                   ARTICLE XI

                                   TERMINATION

         11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                  (a)      By mutual written consent of Seller and Purchaser; or

                  (b) By Purchaser at any time after February 28, 2003, if the Closing shall not have been consummated on or before such date, so long as Purchaser is not then in material breach of its obligations hereunder.

         11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 hereof; this Agreement shall become null and void and have no effect, without any Liability on the part of any party or its directors, officers, members or shareholders, except for the provisions hereof regarding the Deposit. Nothing in this Section 11.2 shall relieve any party to this Agreement of liability for breach of this Agreement or impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Cooperation. Seller and Purchaser shall, subject to the terms and provisions hereof, deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional documents and instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement. Seller will cooperate and use its reasonable best efforts to have the officers, directors and employees of Seller cooperate with Purchaser prior to and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Purchaser will make all of the books and records included in the Purchased Assets available to Seller after the Closing Date for any reasonable purpose. Without limiting the foregoing, Purchaser will cooperate and use its reasonable best efforts to have its officers, directors and employees cooperate with Seller prior to and after the Closing Date in furnishing information, evidence and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to obligations of Seller relating to all periods prior to the Closing Date.

         12.2 Non-Survival. The representations and warranties contained in this Agreement and in any Exhibit or certificate delivered pursuant to this Agreement shall not survive consummation of this Agreement and shall expire immediately after the Closing.

         12.3 Successors and Assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto, except that Purchaser may assign its rights and obligations under this Agreement and the right to receive the Purchased Assets or the Business of Seller (i) to one or more wholly owned subsidiaries or Affiliates of Purchaser or (ii) to lending institutions for security purposes. Subject to the preceding sentence, each term and provision of this Agreement shall be binding upon and enforceable against and inure to the benefit of any successors or permitted assigns of Purchaser and Seller. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

         12.4 Entire Agreement. This Agreement and the Letter of Intent (including the schedules, exhibits and annexes attached hereto and the documents contemplated hereby and thereby) sets forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersedes all agreements, arrangements and understanding relating thereto made prior to or on the date hereof, written or oral, between the parties to this Agreement.

         12.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

         12.6 Payment of Certain Taxes. Any and all Taxes arising from or relating to the transfer of the Purchased Assets to Purchaser, including, without limitation, any sales, transfer, stamp, real property transfer or gains or similar taxes, shall be the responsibility of, and shall be paid by Purchaser.

         12.7 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each Party to this Agreement shall pay its own costs and expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, attorneys' fees and costs, accountants' fees and other professional fees and expenses.

         12.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, facsimile, or nationally recognized overnight courier, and shall be deemed to have been duly given 1) if delivered by hand, on the date of such delivery, 2) if delivered by facsimile, on the date of such delivery, with receipt of appropriate confirmation, and 3) if delivered by nationally recognized overnight courier, on the business day following dispatch to the respective persons named below:

                           If to Purchaser: Monessen Hearth Systems Company
                                            149 Cleveland Drive
                                            Paris, Kentucky 40361
                                            Attention:
                                                      -----------------------

                           With a copy to:  Sawyer & Glancy, PLLC
                                            3120 Wall Street
                                            Suite 310
                                            Lexington, Kentucky 40513
                                            Attention:
                                                      -----------------------


                           If to Seller     Martin Industries, Inc.
                                            301 East Tennessee Street
                                            Florence, Alabama 35630
                                            Attention:  William J. Neitzke

                           With a copy to:  Bradley Arant Rose & White LLP
                                            One Federal Place
                                            1819 5th Avenue North
                                            Birmingham, Alabama 35203
                                            Attn:  Denson N. Franklin III

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set for above.

         12.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

         12.10 Reformation and Severability. In case any provision of this Agreement shall be held to be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this

Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement and the future application of such provision shall not in any way be affected or impaired thereby.

         12.11 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

         12.12 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         12.13 Representation by Counsel. Each party to this Agreement represents and warrants that such party has been represented by counsel in the negotiation, drafting and execution of this Agreement. Accordingly, no provision of this Agreement shall be construed against any party on the grounds that party drafted the provision or caused it to be drafted.

         12.14 Amendments; Waivers. This Agreement may be amended, modified or canceled and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         12.15 Publicity. Neither Seller nor Purchaser shall prior to the Closing, without prior consultation with the other party, to the extent practicable under the circumstances taking into account applicable laws and stock exchange requirements, make any public disclosure with respect to this Agreement or the transactions contemplated hereby, any negotiations or discussions concerning the transactions or the existence of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Purchaser as of the date first written above.

                                 MARTIN INDUSTRIES, INC.

                                 By:   /s/ William Neitzke

                                 Its:     President

                                                   ("Seller")





                                 MONESSEN HEARTH SYSTEMS COMPANY

                                 By:   /s/ William D. Tweardy

                                 Its:    President

                                                     ("Purchaser")